            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 7, 1995

                                 $200,000,000

                                   MONSANTO

                    6.75% DEBENTURES DUE DECEMBER 15, 2027

                           ------------------------

    Interest on the Debentures is payable on June 15 and December 15 of each year, commencing on June 15, 1998. No sinking fund is provided for the Debentures, and the Debentures are not subject to redemption at the option of the Company. The Debentures will be represented by one or more global Debentures and registered in the name of the nominee of The Depository Trust Company. Beneficial interests in the Book-Entry Debentures will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, Debentures in definitive form will not be issued. The Debentures will be issued only in registered form in denominations of $1,000 and integral multiples thereof. The Debentures will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the Debentures will therefore settle in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds so long as the Debentures are represented by global Debentures. See "Description of Debentures".

                           ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ------------------------

                                                                  INITIAL PUBLIC        UNDERWRITING     PROCEEDS TO
                                                                OFFERING PRICE<F1>      DISCOUNT<F2>   COMPANY<F1><F3>
                                                                ------------------      ------------   ---------------
Per Debenture................................................         99.616%             0.875%           98.741%
Total........................................................      $199,232,000         $1,750,000      $197,482,000

-------

<F1> Plus accrued interest, if any, from December 19, 1997.

<F2> The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting".

<F3> Before deducting estimated expenses of $150,000 payable by the Company.

                           ------------------------

    The Debentures offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Debentures will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York, on or about December 19, 1997, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.

                                                           SALOMON SMITH BARNEY
                           ------------------------

         The date of this Prospectus Supplement is December 16, 1997.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH DEBENTURES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                             AVAILABLE INFORMATION

    The following information updates certain of the information under the same caption in the accompanying Prospectus. The address of the Regional Office of the Securities and Exchange Commission in New York is Seven World Trade Center, New York, New York 10048. The address of the Regional Office of the Securities and Exchange Commission in Chicago is Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Securities and Exchange Commission maintains a World Wide Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

                           ------------------------

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents filed with the Commission (File No. 1-2516) pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

    2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

    3. The Company's Form 8-K Current Report dated September 1, 1997 and filed on September 16, 1997.

    4. The Company's Form 8-K Current Report dated December 5, 1997 and filed on December 5, 1997.

    5. The Company's Proxy Statement dated July 14, 1997.

    All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of the offering of the Debentures shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein, in the accompanying Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement or the accompanying Prospectus.

    The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus Supplement is delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been or may be incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Monsanto Company, at 800 North Lindbergh Boulevard, St. Louis, Missouri 63167 (Attention: Corporate Secretary), telephone: (314) 694-1000.

                             USE OF PROCEEDS

    The net proceeds from the sale of the Debentures will be used to reduce the outstanding amount of commercial paper issued by the Company. Such commercial paper has an average maturity of 41 days, and has a weighted average interest rate of 5.68%, both as of November 30, 1997. Pending application for this purpose, the net proceeds from the sale of the Debentures may be invested temporarily in marketable securities.

                      RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the unaudited historical ratio of earnings to fixed charges of Monsanto for the periods indicated:

  NINE MONTHS ENDED
    SEPTEMBER 30                   YEAR ENDED DECEMBER 31,
  -----------------      --------------------------------------------
  1997         1996      1996      1995      1994      1993      1992
  ----         ----      ----      ----      ----      ----      ----
  3.14         7.67      4.33      4.49      5.23      3.68      <F1>

-------
<F1> Earnings were inadequate to cover fixed charges by $220 million.

    The ratio of earnings to fixed charges represents the number of times fixed charges (interest expense, excluding capitalized interest, and other fixed charges) are covered by earnings from continuing operations (excluding undistributed earnings of affiliated companies) before income taxes, extraordinary credits and fixed charges (other than capitalized interest). Earnings from continuing operations included charges for acquired in-process research and development, restructuring and other unusual items of $609 million for the nine months ended September 30, 1997, and $376 million and $579 million for the years ended December 31, 1996 and 1992, respectively. Excluding these unusual items, the ratio of earnings to fixed charges would have been 6.97,
6.47 and 2.82 in 1997, 1996 and 1992, respectively. The ratio was not materially affected by the restructuring and other unusual items in 1995, 1994 and 1993.

                           DESCRIPTION OF DEBENTURES

    The following description of the particular terms of the Debentures offered hereby (referred to in the Prospectus as "Offered Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which description reference is hereby made. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Prospectus.

    The Debentures will be limited to $200 million aggregate principal amount and will mature on December 15, 2027. The Debentures will be issued only in Book-Entry form in denominations of $1,000 and integral multiples thereof.

BOOK-ENTRY DEBENTURES

    The Debentures will be issued in the form of one or more Book-Entry Debentures. The Book-Entry Debentures will be deposited with, or on behalf of DTC, and registered in the name of DTC or a nominee of DTC and, except under the circumstances described in the Prospectus under "Description of Debt Securities--Book-Entry Securities," Book-Entry Debentures will not be exchangeable for definitive Debentures and will not otherwise be issuable as definitive Debentures.

    DTC has advised the Company and the Underwriters as follows: DTC is a limited purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    A further description of DTC's procedures with respect to Book-Entry Debentures is set forth in the Prospectus under "Description of Debt Securities--Book-Entry Securities." DTC has confirmed to the Company, the Underwriters and the Trustee that it intends to follow such procedures.

INTEREST

    The Debentures will bear interest at the rate set forth on the cover page of this Prospectus Supplement from December 19, 1997, or the most recent interest payment date to which interest has been paid or provided for, payable semiannually on June 15 and December 15 of each year, beginning June 15, 1998, to the person in whose name a Debenture (or any predecessor Debenture) is registered at the close of business on the June 1 or December 1, as the case may be, next preceding such interest payment date.

REDEMPTION

    No sinking fund is provided for the Debentures, and the Debentures are not subject to redemption at the option of the Company.

DEFEASANCE

    The provisions of Sections 403 and 1010 of the Indenture relating to defeasance and covenant defeasance, which are described in the accompanying Prospectus, will apply to the Debentures.

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the Debentures will be made in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds so long as the Debentures are represented by global Debentures.

    Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. In contrast, the Debentures will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading in the Debentures will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading in the Debentures.

                                 UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement and the Pricing Agreement between the Company and the Underwriters, the Company has agreed to sell to each of the Underwriters named below (collectively, the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the principal amount of the Debentures set forth opposite its name.

                                                                            PRINCIPAL
                                                                            AMOUNT OF
                              UNDERWRITER                                   DEBENTURES
                              -----------                                   ----------
      Goldman, Sachs & Co...............................................   $ 66,666,668
      Merrill Lynch, Pierce, Fenner & Smith Incorporated................     66,666,666
      Salomon Brothers Inc..............................................     66,666,666
                                                                           ------------
          Total.........................................................   $200,000,000
                                                                           ============

    Under the terms and conditions of the Underwriting Agreement and the Pricing Agreement, the Underwriters are committed to take and pay for all the Debentures, if any Debentures are purchased.

    The Underwriters propose to offer the Debentures in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain security dealers at such price less a concession not in excess of 0.500% of the principal amount per Debenture. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the Debentures to certain other dealers. After the Debentures are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

    The Debentures are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Debentures.

    In connection with the offering, the Underwriters may purchase and sell the Debentures in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Debentures; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Debentures than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by the Underwriters if such Debentures are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Debentures, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

    The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    In the ordinary course of their respective businesses, each of the Underwriters or their affiliates have provided, and may in the future provide, investment banking services to the Company.

    Settlement for the Debentures will be made in immediately available funds and secondary trading in the Debentures will settle in immediately available funds. See "Description of Debentures--Same-Day Settlement and Payment."

                                LEGAL OPINIONS

    The validity of the Debentures offered hereby will be passed upon for the Company by R. William Ide III, General Counsel for the Company, and for the Underwriters by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004. Mr. Ide is a full-time employee of the Company and owns, and holds options to purchase, shares of the Company's common stock. Sullivan & Cromwell has from time to time represented the Company in connection with certain matters.

                                    EXPERTS

    The consolidated financial statements and supplemental schedules of Monsanto at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 appearing (or incorporated by reference) in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and the restated consolidated financial statements of Monsanto at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 appearing in the Company's Form 8-K Current Report dated December 5, 1997, incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their reports, which also are incorporated herein by reference, and are incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                   MONSANTO
                                   COMPANY

                                DEBT SECURITIES

                           ------------------------

  Monsanto Company (the "Company") may from time to time offer debt securities consisting of debentures, notes and/or other unsecured evidences of indebtedness (the "Debt Securities") in one or more series at an aggregate initial offering price not to exceed $300,000,000 or its equivalent in any other currency or composite currency. The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale. The accompanying Prospectus Supplement sets forth with regard to the series of Debt Securities in respect of which this Prospectus is being delivered the title, aggregate principal amount, denominations (which may be in United States dollars, in any other currency or in a composite currency), maturity, rate, if any (which may be fixed or variable), and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any listing on a securities exchange and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities.

    The Company may sell Debt Securities to or through an underwriter or underwriters, or a dealer or dealers, and also may sell Debt Securities directly to other purchasers or through an agent or agents. The accompanying Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters, dealers or agents.

                           ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
       SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ------------------------

                 The date of this Prospectus is July 7, 1995.

    NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, DEALER OR AGENT TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR, WITH RESPECT TO PARTICULAR OFFERED DEBT SECURITIES, THE PROSPECTUS SUPPLEMENT RELATING THERETO, AND IF GIVEN OR MADE SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY SUCH UNDERWRITER, DEALER OR AGENT. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                             AVAILABLE INFORMATION

    Monsanto Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Information concerning its directors and officers, their remuneration, options granted to them, the principal holders of its securities and any material interest of such persons in transactions with it, as of particular dates, is disclosed in proxy statements of the Company distributed to shareholders of the Company and filed with the Commission. Reports, proxy statements and other information filed by the Company with the Commission can be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain of its Regional Offices, the current addresses of which are: New York Regional Office, Seven World Trade Center, New York, New York 10048; and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    This Prospectus does not contain all the information set forth in the Registration Statement with respect to the Debt Securities filed by the Company with the Commission. For further information with respect to the Company, reference is made to the Registration Statement, including the exhibits thereto.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission under the Securities Exchange Act of 1934 (the "1934 Act") are incorporated by reference herein: Annual Report on Form 10-K for the most recent fiscal year, filed pursuant to Section 13(a) of the 1934 Act; Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995; Form 8-K Current Report dated February 17, 1995, as amended by Form 8-K/A filed on March 28, 1995.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document.

    Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person, including beneficial owners, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated by reference herein, other than exhibits thereto (unless such exhibits are specifically incorporated by reference in such documents). Requests for such information should be directed to Monsanto Company, 800 North Lindbergh Blvd., St. Louis, Mo. 63167 (Attention: J. Russell Bley, Jr.). The Company's telephone number is (314) 694-1000.

                                  THE COMPANY

    Monsanto Company and its subsidiaries are engaged in the worldwide manufacture and sale of a widely diversified line of agricultural products; chemical products, including plastics and manufactured fibers; pharmaceuticals; and food products, including low-calorie sweeteners. Monsanto Company was incorporated in 1933 under Delaware law and is the successor to a Missouri corporation, Monsanto Chemical Works, organized in 1901. Unless otherwise indicated by the context, "Monsanto" means Monsanto Company and its consolidated subsidiaries, and the "Company" means Monsanto Company only. The Company's principal executive offices are located at 800 North Lindbergh Blvd., St. Louis, Mo. 63167.

                                USE OF PROCEEDS

    Except as otherwise set forth in a Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes. Pending use of the proceeds for these purposes, the net proceeds from the sale of the Debt Securities may be invested temporarily in marketable securities.

                      RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the unaudited historical ratio of earnings to fixed charges of Monsanto for the periods indicated:

     THREE MONTHS
        ENDED
      MARCH 31,                   YEAR ENDED DECEMBER 31,
    -------------      --------------------------------------------
    1995     1994      1994      1993      1992      1991      1990
    ----     ----      ----      ----      ----      ----      ----
    7.00     7.49     5.76<F*>  4.82<F*>  0.19<F*>  2.42<F*>   3.84

    The ratio of earnings to fixed charges represents the number of times fixed charges (interest expense, excluding capitalized interest, and other fixed charges) are covered by earnings from continuing operations (excluding undistributed earnings of affiliated companies) before income taxes, extraordinary credits and fixed charges (other than capitalized interest).

    <F*>Earnings from continuing operations included restructuring and other unusual items of $7 million, $(30) million, $699 million and $457 million in 1994, 1993, 1992 and 1991, respectively. Excluding the restructuring and other unusual items, the ratio of earnings to fixed charges would have been 5.80, 4.65, 3.22 and 4.39, respectively.

                        DESCRIPTION OF DEBT SECURITIES

    The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities") and the extent, if any, to which such general provisions may not apply thereto will be described in the Prospectus Supplement relating to such Offered Debt Securities.

    The Debt Securities are to be issued under an Indenture, dated as of August 1, 1990 (the "Indenture"), between the Company and The Chase Manhattan Bank (National Association), as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summary of certain provisions of the Debt Securities and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular provisions or defined terms in the Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Section references used herein are references to the Indenture.

GENERAL

    The Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other currently outstanding unsecured and unsubordinated indebtedness of the Company.

    The Debt Securities of any series may be issued in definitive form or, if provided in the Prospectus Supplement relating thereto, may be represented in whole or in part by a permanent global Security or Securities, registered in the name of a depositary designated by the Company (the "Depositary"). Each Debt Security represented by a permanent global Security is referred to herein as a "Book-Entry Security."

    The Indenture does not limit the amount of Debt Securities or of any particular series of Offered Debt Securities that may be issued thereunder or otherwise and provides that Debt Securities may be issued thereunder from time to time in one or more series.

    Reference is made to the Prospectus Supplement relating to the particular series of Offered Debt Securities offered thereby for the following terms or additional provisions of the Offered Debt Securities: (i) the title of the Offered Debt Securities; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) the price (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued; (iv) the date or dates on which the principal of the Offered Debt Securities will be payable; (v) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any, or the method of determination of such rate or rates; (vi) the date or dates from which such interest, if any, on the Offered Debt Securities will accrue or the method of determination of such date or dates, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence, and the regular record dates for such interest payment dates, if any; (vii) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities may be redeemed, in whole or in part, at the option of the Company;
(viii) the obligation, if any, of the Company to redeem or purchase Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder, and the periods within, the prices at, and the terms and conditions upon which such Offered Debt Securities shall be redeemed or purchased; (ix) if other than the principal amount thereof, the amount of Offered Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof; (x) if other than U.S. dollars, the currency (including composite currencies) in which payment of principal of (and premium, if any) and/or interest on the Offered Debt Securities shall be payable; (xi) any currency (including composite currencies) other than the stated currency of the Offered Debt Securities in which the principal of (and premium, if any) and/or interest on the Offered Debt Securities may, at the election of the Company or the Holders, be payable, and the periods within which, and terms and conditions upon which, such election may be made; (xii) if the amount of payments of principal of (and premium, if any) and/or interest on the Offered Debt Securities may be determined with reference to an index based on a currency (including composite currencies) other than the stated currency of the Debt Securities, the manner in which such amounts shall be determined; (xiii) the right of the Company, if any, to defease the Offered Debt Securities or certain covenants under the Indenture; (xiv) whether any of the Offered Debt Securities shall be Book-Entry Securities and, in such case, the Depositary for such Book-Entry Securities; and (xv) any other terms relating to the Offered Debt Securities (which are not inconsistent with the Indenture). (Section 301)

    Unless otherwise provided and except with respect to Book-Entry Securities, principal of and premium, if any, and interest, if any, on the Debt Securities will be payable, and the transfer of the Debt Securities will be registrable, at the Corporate Trust Office of the Trustee, except that, at the option of the Company, interest may be paid by mailing a check to the Holders of record entitled thereto. (Sections 301 and 305)

    For a description of payments of principal of, premium, if any, and interest on, and transfer of, Book-Entry Securities, and exchanges of permanent global Securities representing Book-Entry Securities, see "Book-Entry Securities."

    Unless otherwise indicated in the Prospectus Supplement relating thereto and except with respect to Book-Entry Securities, the Debt Securities will be issued only in fully registered form without coupons and in denominations of $1,000 or any multiple thereof. No service charge will be made for any registration of transfer or exchange of the Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 301, 302 and
305)

    Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuation thereof. (Section 101)

RESTRICTION ON LIENS

    The Indenture provides that the Company will not, nor will it permit any Restricted Subsidiary to, secure indebtedness for money borrowed by placing a Lien on any Principal Property now or hereafter owned or leased by the Company or any Restricted Subsidiary or on any shares of stock or Debt of any Restricted Subsidiary without equally and ratably securing the Debt Securities, unless (i) the principal amount of such indebtedness plus (ii) the Attributable Debt in respect of sale and leaseback transactions described below covering Principal Properties (other than sale and leaseback transactions the proceeds of which are applied to reduce indebtedness under (b) of the following paragraph) does not exceed 10% of the Consolidated Net Tangible Assets of the Company and its consolidated subsidiaries. This restriction will not apply to, and there shall be excluded in computing secured indebtedness for purposes of this restriction, certain permitted liens, including (a) liens existing as of the date of the Indenture, (b) liens existing at the time any corporation becomes a Restricted Subsidiary, (c) liens on property existing at the time of acquisition and certain purchase money or similar liens, (d) liens to secure certain exploration, drilling, development, operation, construction, alteration, repair or improvement costs, (e) liens securing indebtedness owing to the Company or another Restricted Subsidiary by a Restricted Subsidiary, (f) liens in connection with government contracts, including the assignment of moneys due or to become due thereon, (g) certain liens in connection with legal proceedings or arising in the ordinary course of business and not in connection with the borrowing of money, and (h) extensions, substitutions, replacements or renewals of the foregoing. Certain production payments and certain other financial arrangements with regard to oil, gas and mineral properties are not deemed to involve liens securing indebtedness for money borrowed. (Section
1008)

RESTRICTION ON SALE AND LEASEBACK TRANSACTIONS

    The Indenture further provides that the Company will not, nor will it permit any Restricted Subsidiary to, enter into any sale and leaseback transaction (except a lease for a temporary period not exceeding three years) after the date of the Indenture covering any Principal Property, which was or is owned or leased by the Company or a Restricted Subsidiary and which has been or is to be sold or transferred more than 120 days after the acquisition or completion of construction and commencement of full operation thereof, unless
(a) the Attributable Debt in respect thereto and all other sale and leaseback transactions entered into after the date of the Indenture (other than those the proceeds of which are applied to reduce indebtedness under (b) following), plus the aggregate amount of then outstanding secured indebtedness not otherwise permitted or excepted without equally and ratably securing the Debt Securities, does not exceed 10% of the Consolidated Net Tangible Assets of the Company and its consolidated subsidiaries, or (b) an amount equal to the fair value of the Principal Property leased is applied within 120 days to the voluntary retirement of the Debt Securities or other indebtedness maturing more than one year thereafter. (Section 1009)

CERTAIN DEFINITIONS

    Attributable Debt, in respect of the sale and leaseback transactions described above, means the amount determined by multiplying the greater, at the time such arrangement is entered into, of (i) the fair value of the real property subject to such arrangement (as determined by the Company) or (ii) the net proceeds of the sale of such real property to the lender or investor, by a fraction of which the numerator is the unexpired initial term of the lease of such real property as of the date of determination and of which the denominator is the full initial term of such lease. Sale and leasebacks with respect to facilities financed with Industrial Development Bonds (whether or not tax exempt) are excepted from the definition. (Section 101)

    Consolidated Net Tangible Assets is the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding certain renewable or extendible indebtedness) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all the foregoing as shown on the latest balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles. (Section 101)

    A Principal Property is any manufacturing plant or facility located within the United States (excluding its territories and possessions, but including Puerto Rico), the gross book value of which exceeds 1% of Consolidated Net Tangible Assets, other than any such plant, facility or portion thereof (a) which is financed by Industrial Development Bonds (whether or not tax exempt) or (b) which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries taken as a whole. (Section 101)

    A Restricted Subsidiary is any subsidiary (a) more than 50% of whose net sales and operating revenues during the preceding four calendar quarters was derived from, or more than 50% of whose operating properties is located in, the United States (excluding its territories and possessions, but including Puerto
Rico) or (b) more than 50% of whose assets consists of securities of other Restricted Subsidiaries or (c) which owns a Principal Property, except that certain export sales, banking, insurance, finance, real estate, construction and unconsolidated subsidiaries do not constitute Restricted Subsidiaries so long as they shall not own any Principal Property. (Section 101)

EVENTS OF DEFAULT

    An Event of Default with respect to the Debt Securities of any series is defined in the Indenture as: default in payment of principal of or premium, if any, on any Debt Security of that series at Maturity, continued for 30 days in the case of Debt Securities of that series called for redemption through operation of any sinking fund applicable thereto; default for 30 days in payment of interest on any Debt Security of that series; default for 30 days in the deposit of any sinking fund payment when due in respect of that series; failure by the Company in the performance of any other of the covenants or warranties in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of Debt Securities other than that series) continued for 90 days after due notice by the Trustee or by Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series; certain events of bankruptcy, insolvency or reorganization of the Company; and any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

    The Indenture provides that, if any Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount of such Debt Securities as may be specified in the terms thereof) of all Debt Securities of that series to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or premium, if any, or interest, if any, on the Debt Securities of that series and certain other specified defaults) may be waived by the Holders of a majority in principal amount of the Outstanding Debt Securities of that series on behalf of the Holders of all Debt Securities of that series. (Sections 502 and 513)

    Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

    The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to Debt Securities of any series at the time Outstanding, give to the Holders of the Outstanding Debt Securities of that series notice of such default known to it if uncured or not waived, provided that, except in the case of default in the payment of principal of or premium, if any, or interest on any Debt Security of that series, or in the deposit of any sinking fund payment which is provided, the Trustee will be protected in withholding such notice if the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of the Outstanding Debt Securities of such series; and, provided further, that such notice shall not be given until 30 days after the occurrence of a default with respect to Outstanding Debt Securities of any series in the performance of a covenant in the Indenture other than for the payment of the principal of or premium, if any, or interest on any Debt Security of such series or the deposit of any sinking fund payment with respect to the Debt Securities of such series. The term default with respect to any series of Outstanding Debt Securities for the purpose only of this provision means the happening of any of the Events of Default specified in the Indenture and relating to such series of Outstanding Debt Securities, excluding any grace periods and irrespective of any notice requirements. (Section 602)

    The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the Holders of any series of Outstanding Debt Securities before proceeding to exercise any right or power under the Indenture at the request of the Holders of such series of Debt Securities. (Section 603) The Indenture provides that the Holders of a majority in principal amount of Outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred on the Trustee, with respect to the Debt Securities of such series provided that the Trustee may decline to act if such direction is contrary to law or the Indenture. In the case of Book-Entry Securities, the Indenture requires the Trustee to establish a record date for purposes of determining which Holders are entitled to join in such direction. (Section 512)

    The Indenture includes a covenant that the Company will file annually with the Trustee a certificate of no default. (Section 1006)

MODIFICATION OF THE INDENTURE AND WAIVER OF COVENANTS

    The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than 66 2/3% in principal amount of Outstanding Debt Securities of each series affected thereby, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of Outstanding Debt Securities of such series, except that no such supplemental indenture may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity, or reduce the principal amount, the premium, if any, thereon or the rate of payment of interest thereon, of any Debt Security of any series, (b) reduce the aforesaid percentage of Outstanding Debt Securities of any series, the consent of the Holders of which is required for any supplemental indenture or for waiver of compliance with certain provisions of the Indenture or certain defaults thereunder or (c) effect certain other changes. (Section 902) The Indenture also permits the Company to omit compliance with certain covenants in the Indenture with respect to Debt Securities of any series upon waiver by the Holders of 66 2/3% in principal amount of Outstanding Debt Securities of such series. (Section 1011)

CONSOLIDATION, MERGER AND SALE OF ASSETS

    The Indenture contains a provision permitting the Company, without the consent of the Holders of any of the Outstanding Debt Securities under the Indenture, to consolidate with or merge into any other corporation or transfer or lease its assets substantially as an entirety to any person provided that:
(i) the successor is a corporation organized under the laws of any domestic jurisdiction; (ii) the successor corporation assumes the Company's obligations on the Debt Securities and under the Indenture; (iii) after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have happened and be continuing; and (iv) certain other conditions are met. (Sections 801 and 802)

DEFEASANCE OF OFFERED DEBT SECURITIES OR CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

    Defeasance and Discharge. The Indenture provides that the terms of any series of Debt Securities may provide that the Company will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations or, in the case of Debt Securities denominated in foreign currencies, money and/or Foreign Government Securities, which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may only occur if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to Holders of the Debt Securities of such series; and such discharge will not be applicable to any Debt Securities of such series then listed on the New York Stock Exchange or any other securities exchange if the provision would cause said Debt Securities to be de-listed as a result thereof. (Section 403)

    Defeasance of Certain Covenants. The Indenture provides that the terms of any series of Debt Securities may provide the Company with the option to omit to comply with certain restrictive covenants described in Sections 1008 and 1009 of the Indenture. The Company, in order to exercise such option, will be required to deposit with the Trustee money and/or U.S. Government Obligations or, in the case of Debt Securities denominated in foreign currencies, money and/or Foreign Government Securities, which, through the payment of interest and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay principal (and premium, if any) and interest on, and any mandatory sinking fund payments in respect of, the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for federal income tax purposes. (Section 1010) In the event the Company exercises this option and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations or Foreign Government Securities, as the case may be, on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

    The Prospectus Supplement will state if any defeasance provision will apply to the Offered Debt Securities.

BOOK-ENTRY SECURITIES

    The following description of Book-Entry Securities will apply to any series of Debt Securities issued in whole or in part in the form of a permanent global Security or Securities except as otherwise provided in the Prospectus Supplement relating thereto.

    Upon issuance, all Book-Entry Securities of like tenor and having the same date of original issue will be represented by a single permanent global Security. Each permanent global Security representing Book-Entry Securities will be deposited with, or on behalf of, the Depositary, which will be a clearing agent registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The permanent global Security will be registered in the name of the Depositary or a nominee of the Depositary.

    Ownership of beneficial interests in a permanent global Security representing Book-Entry Securities will be limited to institutions that have accounts with the Depositary or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in such a permanent global Security will only be evidenced by, and the transfer of that ownership interest will only be effected through, records maintained by the Depositary or its nominee for such permanent global Security. Ownership of beneficial interest in such a permanent global Security by persons that hold through participants will only be evidenced by, and the transfer of that ownership interest within such participant will only be effected through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a permanent global Security.

    Payment of principal of and any premium and interest on Book-Entry Securities represented by any permanent global Security registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owners and Holder of the permanent global Security representing such Book-Entry Securities. None of the Company, the Trustee or any agent of the Company or the Trustee will have any responsibility or liability for any aspect of the Depositary's records or any participant's records relating to or payments made on account of beneficial ownership interests in a permanent global Security representing such Book-Entry Securities or for maintaining, supervising or reviewing any of the Depositary's records or any participant's records relating to such beneficial ownership interests. Payments by participants to owners of beneficial interests in a permanent global Security held through such participants will be governed by the Depositary's procedures, as is now the case with securities held for the accounts of customers registered in "street name," and will be the sole responsibility of such participants.

    No permanent global Security described above may be transferred except as a whole by the Depositary for such permanent global Security to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary.

    A permanent global Security representing Book-Entry Securities is exchangeable for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount, only if (a) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such permanent global Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (b) the Company in its sole discretion determines that such permanent global Security shall be exchangeable for definitive Debt Securities in registered form or (c) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities. Any permanent global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount, and, unless otherwise specified in the Prospectus Supplement relating thereto, in denominations of $1,000 and integral multiples thereof. Such definitive Debt Securities shall be registered in the name or names of such person or persons as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such permanent global Security.

    Except as provided above, owners of beneficial interests in such permanent global Security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the Holders thereof for any purpose under the Indenture, and no permanent global Security representing Book-Entry Securities shall be exchangeable, except for another permanent global Security of like denomination and tenor to be registered in the name of the Depositary or its nominee. Accordingly, each person owning a beneficial interest in such permanent global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or an owner of a beneficial interest in such permanent global Security desires to give or take any action that a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participant to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

REGARDING THE TRUSTEE

    The Chase Manhattan Bank (National Association) is the Trustee under the Indenture. Monsanto maintains deposit accounts and banking relationships with the Trustee. It is one of Monsanto's principal commercial banks and has extended substantial credit facilities to Monsanto. The Trustee is a participant in revolving credit agreements with the Company and is the tender agent and paying agent for various industrial revenue bonds of the Company. The Trustee also serves as trustee under an indenture relating to the 7.09% Guaranteed Amortizing ESOP Notes and 8.13% Guaranteed Amortizing ESOP Debentures of the Monsanto Defined Contribution and Employee Stock Ownership Trust, which are guaranteed by the Company; and under an indenture relating to the Company's Medium-Term Notes, Series C, and its 8.70% Debentures.

                             PLAN OF DISTRIBUTION

    The Company may sell Debt Securities to or through an underwriter or underwriters, or dealer or dealers, and also may sell Debt Securities directly to other purchasers or through an agent or agents.

    The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The Company may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the Company, and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933 (the "Act"). Any such underwriter, dealer or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

    Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act.

    If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Debt Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters, dealers and such other agents will not have any responsibility in respect of the validity of performance of such contracts.

                                LEGAL OPINIONS

    The validity of the Debt Securities offered hereby will be passed upon for the Company by Richard W. Duesenberg, Senior Vice President, Secretary and General Counsel for the Company, and for any underwriters by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004. Mr. Duesenberg beneficially owns 41,296 shares, and holds options to purchase an additional 246,800 shares, of the Company's common stock. Sullivan & Cromwell has from time to time represented the Company in connection with certain matters.

                                    EXPERTS

    The consolidated financial statements and financial statement schedules of Monsanto at December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 appearing (or incorporated by reference) in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, and the combined financial statements of Kelco at December 31, 1994 and for the year ended December 31, 1994, appearing in the Company's Form 8-K Current Report dated February 17, 1995, as amended by its Form 8-K/A filed on March 28, 1995, incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their opinions, which also are incorporated herein by reference, and are incorporated by reference herein in reliance upon such opinions given upon the authority of such firm as experts in accounting and auditing.

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    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                              -------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                                       PAGE
                                                                                       ----
Available Information...........................................................        S-2
Incorporation of Documents by Reference.........................................        S-2
Use of Proceeds.................................................................        S-2
Ratio of Earnings to Fixed Charges..............................................        S-3
Description of Debentures.......................................................        S-3
Underwriting....................................................................        S-4
Legal Opinions..................................................................        S-5
Experts.........................................................................        S-5

                                        PROSPECTUS
Available Information...........................................................          2
Incorporation of Documents by Reference.........................................          2
The Company.....................................................................          3
Use of Proceeds.................................................................          3
Ratio of Earnings to Fixed Charges..............................................          3
Description of Debt Securities..................................................          3
Plan of Distribution............................................................          9
Legal Opinions..................................................................         10
Experts.........................................................................         10

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                                 $200,000,000

                               MONSANTO COMPANY

                             6.75% DEBENTURES DUE
                               DECEMBER 15, 2027

                                --------------

                                   MONSANTO

                                --------------

                             GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.

                             SALOMON SMITH BARNEY

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